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                                 EXHIBIT 99

                             REOFFER PROSPECTUS

                                43,286 Shares
                  Resource Bancshares Mortgage Group, Inc.
                   Common Stock, Par Value $.01 Per Share

     This reoffer prospectus (the "Prospectus") relates to the resale or offer for sale for the account of Lee E. Shelton on the National Association of Securities Dealers National Market System ("NASDAQ"), or otherwise, of 43,286 shares of common stock, par value $.01 per share ("Common Stock"), of Resource Bancshares Mortgage Group, Inc., a Delaware corporation (the "Company"), that have been acquired by Mr. Shelton, former Vice Chairman and director of the Company, pursuant to an employment agreement between Mr. Shelton and the Company. The Company will not receive any of the proceeds from the sale of the shares offered hereby. All expenses incurred in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the offering of the securities hereby will be borne by the Company, but all selling and other expenses incurred by Mr. Shelton will be borne by Mr. Shelton.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is April 21, 1997.

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                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at the principal office of the Commission, without charge, at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Copies of the Registration Statement may be obtained from the Commission at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where the contract or the document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed with the Commission by the Company pursuant to the Exchange Act, are incorporated herein by reference and made a part hereof:

     (1) The Company's annual report on Form 10-K for the year ended December 31, 1996.

     (2) The Company's current report on Form 8-K dated April 21, 1997.

     (3) The description of the Common Stock set forth in the Company's registration statement on Form 8-A dated May 18, 1993.

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     All documents filed after the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Written or telephone requests for such copies should be directed to Resource Bancshares Mortgage Group, Inc., Investor Relations, 7909 Parklane Road, Columbia, SC 29223, (803) 741-3000.

     The Company, which commenced operations in 1992, is a Delaware corporation headquartered at 7909 Parklane Road, Columbia, South Carolina 29223. The Company's telephone number at such address is (803) 741-3000.





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                                RISK FACTORS

     INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS, WHEN EVALUATING THE COMPANY AND ITS BUSINESS IN MAKING AN INVESTMENT DECISION.

GENERAL BUSINESS RISKS

     The Company's business is subject to various business risks, including competition from other mortgage companies. Economic conditions affect the decision to buy or sell residences as well as the number of residential mortgage loan delinquencies and foreclosures, the value of collateral supporting loan portfolios, administrative costs in evaluating and processing mortgage loan applications and the costs and availability of funds that mortgage banking companies rely upon in order to make or purchase loans. Changes in the level of consumer confidence, tax laws, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated or purchased by the Company less attractive to borrowers or investors.

INTEREST RATE FLUCTUATIONS

     Changes in interest rates can have differing effects on various aspects of the Company's business, particularly in the areas of volume of mortgage loans originated or purchased, net interest income, sales of mortgage loans and the value of the Company's mortgage servicing rights.

     Volume of Mortgage Loans Produced
     ---------------------------------

          In periods of declining interest rates, demand for mortgage loans typically increases, particularly for mortgage loans used to refinance existing loans. In periods of rising interest rates, demand for mortgage loans typically declines. The Company could be adversely affected by a decline in demand for mortgage loans in the areas where the Company originates or purchases loans.

     Net Interest Income
     -------------------

          Net interest income (interest earned less interest expense) is directly related to the difference between the yield earned on mortgage loans originated or purchased by the Company and the cost of funds borrowed by the Company ("spread"). The factors which can affect the spread include interest rates charged by lenders, the relationship between long term and short term interest rates and the use of compensating balances (escrow funds held on deposit with lending banks) to decrease interest rates charged on borrowed funds. There can be no assurance that the spread will


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not decrease from its current level. A decrease in the spread would have a negative effect on the Company's net interest income.

     Sales of Mortgage Loans
     -----------------------

          Gains or losses on sales of mortgage loans may result from changes in interest rates from the time the interest rate on the customer's mortgage loan application is established to the time the Company sells the loan. Such a change in interest rates could result in a gain or loss upon the sale of such loans. In order to reduce the effect of interest rate changes on the gain or loss on loan sales, the Company commits to sell mortgage loans to investors for delivery at a future time for a stated price. At any given time, the Company has committed to sell all of its mortgage loans that are closed ("warehouse loans") and a percentage of the mortgage loans which are not yet closed but for which the interest rate has been established ("pipeline loans"). To manage the interest rate risk of the Company's pipeline loans, the Company continuously projects the percentage of the pipeline loans it expects to close and, on the basis of such projections, enters into forward sales commitments to sell such loans.

          If interest rates make an unanticipated change, the actual percentage of mortgage loans that close may differ from the projected percentage. The resultant mismatching of commitments to purchase loans and commitments to sell loans may have an adverse effect on the profitability of operations. A sudden increase in interest rates can cause a higher percentage of mortgage loans to close than projected. To the degree that this may not have been anticipated, the Company may not have made commitments to sell these additional loans and consequently may incur significant losses upon their sale, adversely affecting results of operations. Likewise, if a lower percentage of mortgage loans close than was projected, due to a sudden decrease in interest rates or otherwise, the Company may have committed to sell more loans than actually close and as a result may incur significant losses in fulfilling these commitments, adversely affecting results of operations. This risk is greater during times of volatility of interest rates.

     Value of Mortgage Servicing Rights
     ----------------------------------

          The value of the Company's mortgage servicing rights may be adversely affected if mortgage interest rates decline and anticipated loan prepayments increase. As interest rates on mortgage loans decline and the economic advantages to borrowers of refinancing mortgage loans increase, increases in the rate of mortgage loan prepayments may reduce the value of the Company's mortgage servicing rights. If the rate of prepayment of the related mortgage loans exceeds the rate assumed by the Company, due to a significant reduction in interest rates or otherwise, accelerated amortization or impairment provisions against servicing rights may become necessary, thereby decreasing earnings. Mortgage loans originated or purchased at lower interest rates are less likely to be prepaid as interest rates increase. The value of the mortgage servicing rights associated with

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such mortgage loans generally will increase in periods of rising interest rates.

SALES OF MORTGAGE SERVICING RIGHTS

     The prices obtained by the Company upon the sale of its mortgage servicing rights depend upon a number of factors, including the general supply of and demand for mortgage servicing rights, as well as prepayment and delinquency rates on the portfolio of mortgage servicing rights being sold. Interest rate changes can affect the ability to sell or the profitability of a sale of mortgage servicing rights to a third party. Purchasers of mortgage servicing rights analyze a variety of factors, including prepayment sensitivity of servicing rights, to determine the purchase price they are willing to pay. Thus, in periods of declining interest rates, sales of mortgage servicing rights related to higher interest rate loans may be less profitable than sales of mortgage servicing rights related to lower interest rate loans. Because these factors are largely beyond the control of the Company, there can be no assurance that the current level of profitability from the sale of mortgage servicing rights will be maintained.

FLUCTUATIONS IN PERFORMANCE

     The Company's operating results can fluctuate substantially from period to period as a result of a number of factors, including the volume of loan production, interest rates, the level of amortization of mortgage servicing rights required by prepayment rates and the performance of the Company's servicing portfolio hedge. In particular, the Company's results are strongly influenced by the level of loan production, which is influenced by the interest rate environment and other economic factors. Accordingly, the net income of the Company may fluctuate substantially from period to period.

LIABILITIES UNDER REPRESENTATIONS AND WARRANTIES

     In the ordinary course of business, the Company makes representations and warranties to the purchasers and insurers of mortgage loans and the purchasers of mortgage servicing rights regarding compliance with laws, regulations and program standards and as to accuracy of information. Under certain circumstances, the Company may become liable for certain damages or may be required to repurchase a loan if there has been a breach of representations or warranties. The Company generally receives similar representations and warranties from the correspondents from whom it purchases loans. However, in the event of breaches of such representations and warranties, the Company is subject to the risk that a correspondent may not have the financial capacity to repurchase loans when called upon to do so by the Company or otherwise respond to demands made by the Company. Although the Company has not incurred losses in any material respect as a result of mortgage loan repurchases due to breaches in representations and warranties, there can be no assurance that the Company will not experience such losses in the future.


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DELINQUENCY AND DEFAULT RISKS

     The Company originates and purchases conventional loans as well as loans insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Veterans Administration ("VA"). In the case of conventional loans, the Company is generally at risk for any mortgage loan default until the loan is sold (typically less than 45 days). Once the Company sells the loan, the risk of loss from mortgage loan default and foreclosure generally passes to the purchaser or insurer of the loan. The Company has from the time an FHA or VA mortgage loan is originated or purchased until the first payment is due, a minimum of 31 days, to request insurance or a guarantee certificate. Once the insurance or the guarantee certificate is issued, the Company has no risk of default except with respect to certain losses related to foreclosures of FHA mortgage loans and losses which exceed the VA's guarantee limitation.

     The Company is affected by mortgage loan delinquencies and defaults on mortgage loans that it services. Under certain types of servicing contracts, when mortgage loan payments are delinquent the servicer must forward all or part of the scheduled payments to the owner of the mortgage loan. Also, to protect their liens on mortgaged properties, owners of mortgage loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule when sufficient escrow funds may not be available. In the case of mortgage loans partially guaranteed by the VA and serviced by the Company, the Company may be responsible for foreclosure and disposition losses which exceed the VA's guarantee limitations. Generally, under current guidelines, the VA guarantees between 25% and 50% (depending on the size of the loan) of the original principal amount of a mortgage loan up to a maximum amount of $50,750. In the case of loans insured by the FHA, the Company will not be reimbursed for certain amounts if foreclosure becomes necessary. Such amounts include interest on the mortgage loan for the first two months subsequent to the loan becoming delinquent and a portion of the costs of foreclosure (generally limited to one-third of such costs). The servicer generally is reimbursed ultimately by the mortgage loan owner or from liquidation proceeds. However, in the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be prepaid as a result of foreclosure proceedings. As a consequence, the Company is required to forego servicing income from the time such loan becomes delinquent and into the future. Management maintains a reserve for possible losses at a level considered adequate to provide for known and inherent risks related to foreclosure and disposition losses. Management's evaluation of an adequate level of foreclosure reserves considers past loss experience, industry loss experience, geographic and product concentrations, delinquency trends, economic conditions and other relevant factors. While management uses the best currently available information to make such evaluations, future adjustments to the foreclosure reserve will be required as conditions and assumptions are revised in response to changes in trends and the other factors and assumptions relevant to management's evaluations.

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     In limited conditions the Company could be subject to the risk of liability for the removal of environmental pollutants from properties upon which it has foreclosed.

FORWARD SALE ARRANGEMENTS

     In connection with its mortgage loan sales programs, which involve the sale of mortgage loans, mortgage-backed securities and servicing rights on a forward or other deferred delivery and payment basis, the Company has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of the Company's counterparties is currently secured or subject to margin requirements. Although the Company has never suffered a loss as a result of a default by a forward contract counterparty, the Company attempts to limit its credit exposure on forward sales arrangements on mortgage loans and mortgage-backed securities by entering into forward contracts only with institutions that the Company believes are acceptable credit risks and by limiting exposure to any single counterparty by selling to a number of investors. For example, it is the Company's current policy based on the Company's current size that not more than the lesser of (i) $350 million or (ii) 40% of the total of the forward purchase contracts outstanding at any time be with any single counterparty. All counterparties are obligated to settle such sales in accordance with the terms of the related forward sale agreement. The Company also attempts to limit its exposure on produced servicing sales forward contracts by only selling to institutions that the Company believes are acceptable credit risks. Generally, such sales are with a limited number of large nationally recognized servicers.

REGULATION

     The operations of the Company are subject to extensive regulation by federal and state governmental authorities and agencies including FNMA, FHLMC, GNMA, the FHA and the VA. Consequently, the Company is subject to various laws, rules and regulations and judicial and administrative decisions that, among other things, regulate credit-granting activities, govern secured transactions and establish collection, repossession and claims handling procedures and other trade practices. Failure to comply with requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions. Although the Company believes that it is in compliance in all material respects with applicable federal, state and agency laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell mortgage loans, further limit or restrict the amount of interest and other fees that may be earned or charged on mortgage loans originated, purchased or serviced by the Company or otherwise adversely affect the business or prospects of the Company.


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     Certain states require that interest must be paid to mortgagors on funds deposited by them in escrow to cover mortgage-related payments such as property taxes and insurance premiums. The Company currently does business in ten such states, and loans from these states amounted to approximately 35.4% of the Company's mortgage servicing rights portfolio at December 31, 1996. Federal legislation which has been proposed from time to time, if enacted, would establish in all states a uniform requirement for the payment of interest on such escrow accounts and otherwise regulate such escrow accounts in ways which would negatively affect the benefits which the Company derives from such accounts. It is impossible to predict whether such legislation or any similar legislation regulating escrow practices will be enacted, or if enacted, what form it will take. If any additional legislative restrictions are imposed on the Company by state or federal laws or regulations, the effect on the Company's results of operations would depend on the requirements of such laws or regulations, and such effect could be materially adverse.

FEDERAL PROGRAMS

     The Company's ability to generate funds by sales of mortgage-backed securities is largely dependent upon the continuation of programs administered by FNMA, FHLMC and GNMA, which facilitate the issuance of such securities, as well as the Company's continued eligibility to participate in such programs. In addition, approximately 38% (based on 1996 mortgage loan production) of the Company's business is dependent upon the continuation of various programs administered by the FHA, which insures mortgage loans, and the VA, which partially guarantees mortgage loans. Although the Company is not aware of any proposed permanent actions, the discontinuation of, or a significant reduction in, the operation of such programs could have a material adverse effect on the Company's operations. The Company anticipates that it will continue to remain eligible to participate in such programs, but any significant impairment of such eligibility would materially adversely affect its operations. In addition, the mortgage loan products eligible for such programs may be changed from time to time by the sponsor. The profitability of specific types of mortgage loan products may vary depending on a number of factors, including the administrative costs to the Company of originating or purchasing such types of mortgage loans.















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COMPETITION

     The Company faces strong competition in originating, purchasing and selling mortgage loans and mortgage servicing rights. The Company's competition is principally from savings and loan associations, other mortgage companies, commercial banks and, to a lesser degree, credit unions and insurance companies. Many of these institutions have greater financial and other resources than the Company and a significant number of branch offices in the areas in which the Company conducts operations. Increased competition for mortgage loans from larger lenders may result in a decrease in the volume of loans produced by the Company, thereby possibly reducing the Company's revenues.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws (the "Bylaws") could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of the stockholders. For example, the Certificate and the Bylaws provide certain limitations on the calling of a special meeting of stockholders and the Bylaws require advance notice before certain proposals can be considered at stockholder meetings. Pursuant to the Certificate, shares of preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The ability to issue preferred stock provides desirable flexibility in connection with acquisitions and other corporate transactions. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future, and the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

DEPENDENCE ON KEY INDIVIDUALS

     The success of the Company is in large part dependent upon the efforts of Edward J. Sebastian, Chairman and Chief Executive Officer, and David W. Johnson, Jr., Vice Chairman. The loss of the services of either of these officers could have a material adverse effect upon the Company if a suitable replacement could not be quickly retained. The Company has obtained key man life insurance policies on Messrs. Sebastian and Johnson in the amount of $2,000,000 each. The Company also has entered into certain employment and employment related agreements with Mr. Johnson.





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                               USE OF PROCEEDS

     The Company will not receive any of the proceeds from the offering hereunder. All expenses incurred in connection with the registration under the Securities Act and the offering of the securities hereby will be borne by the Company, but all selling and other expenses incurred by Mr. Shelton will be borne by Mr. Shelton.


                            SELLING SECURITY HOLDER

     This Prospectus covers reoffers and resales by Lee E. Shelton, who was Vice Chairman and a director of the Company from October 23, 1992 until January 31, 1997, of 43,286 shares of Common Stock that have been acquired by Mr. Shelton pursuant to an employment agreement between Mr. Shelton and the Company. As of April 21, 1997, Mr. Shelton owned 9,316 shares of Common Stock in addition to the shares covered by this Prospectus and held options to acquire an additional 429,195 shares of Common Stock.


                            PLAN OF DISTRIBUTION

     The Shares of Common Stock covered by this Prospectus (the "Shares") may be sold from time to time by Mr. Shelton on NASDAQ on terms to be determined at the time of each sale. Alternatively, Mr. Shelton may offer Shares from time to time to or through underwriters, dealers or brokers, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by Mr. Shelton and/or the purchasers of the Shares for whom such underwriters, dealers and brokers may act. Mr. Shelton also may make private sales of the Shares, either directly to investors or indirectly through brokers.

     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

     The Company has no knowledge of any agreements between Mr. Shelton and any brokers or dealers in respect of discounts or commissions or for the exclusive or coordinated sale of the Shares.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold by Mr. Shelton in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is satisfied.

     The Company and Mr. Shelton have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.








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                  RESOURCE BANCSHARES MORTGAGE GROUP, INC.

                                43,286 SHARES

                   COMMON STOCK, PAR VALUE $.01 PER SHARE

                             REOFFER PROSPECTUS

                                 APRIL 21, 1997



                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----

Available Information                                                     2

Incorporation of Certain
   Documents by Reference                                                 2

Risk Factors                                                              4

Use of Proceeds                                                          11

Selling Security Holder                                                  11

Plan of Distribution                                                     11